Exhibit 23.2

Our ref	AAL/620456/492640/v2
Your ref

Home Inns & Hotels Management Inc. No. 400 Tian Yao Qiao Road Shanghai 200030 People’s Republic of China	Direct: +852 2971 3007 Mobile: +852 9020 8007 E-mail: richard.thorp@maplesandcalder.com

4 October 2006

Dear Sir

Home Inns & Hotels Management Inc.

We hereby consent to the reference to our firm under the captions “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” in the prospectus included in the Registration Statement of Home Inns & Hotels Management Inc. on Form F-1 initially filed on 4 October 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

MAPLES and CALDER

Maples and Calder 1504 One International Finance Centre, 1 Harbour View Street, Hong Kong

Tel: +852 2522 9333 Fax: +852 2537 2955 www.maplesandcalder.com

Resident Hong Kong Partners: Christine Chang (England and Wales), Spencer Privett (England and Wales), Richard Thorp (England and Wales), Anne Walker (England and Wales), Anthony Webster (England and Wales), Greg Knowles (England and Wales), Harriet Unger (England and Wales) I Cayman Islands and British Virgin Islands Attorneys at Law Offices: BVI, Cayman, Dubai, Dublin, Hong Kong, Jersey, London